UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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TRANSOCEAN LTD.
(Name of Registrant as Specified In Its Charter)
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Analyst Contacts:    Thad Vayda                News Release
+1 713-232-7551

Diane Vento
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Media Contact:    Guy A. Cantwell            FOR RELEASE: May 3, 2013
+1 713-232-7647

TRANSOCEAN RELEASES PRESENTATION REFUTING CARL ICAHN'S INACCURATE AND MISLEADING STATEMENTS
SHAREHOLDERS ARE URGED TO SUPPORT THE COMPANY'S BOARD NOMINEES AND DIVIDEND PROPOSAL

ZUG, SWITZERLAND -- Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today released a presentation to its shareholders addressing assertions made by Carl Icahn, including claims that Transocean believes to be inaccurate and misleading. Furthermore, the company believes Mr. Icahn's proposals are misguided and highlight his poor understanding of the cyclical and capital-intensive nature of the offshore drilling industry. The presentation can be found at www.transoceanvalue.com/facts.

In addition to refuting Mr. Icahn's claims, the presentation provides compelling support for the company's highly qualified slate of Director nominees and reiterates that the Board's proposed $2.24 per share dividend will maximize value creation for our shareholders.

The company's 2013 Annual General Meeting ("AGM") will be held at 5 p.m. CEST, on May 17, 2013, in Zug, Switzerland. Shareholders are encouraged to support all the Board's recommendations, but particularly three key proposals: the $2.24 per share dividend, the election of our five Director nominees, and the re-adoption of Board authority to issue shares out of the company's authorized share capital.

In our view, Mr. Icahn continues to disseminate information that relies upon superficial analysis, is misleading or, is simply false. We believe he has failed to invest the requisite time and effort necessary to fully understand our business, our industry as a whole, or even the manner in which we generate operational and financial returns.

Reflecting this apparent paucity of effort, we believe he has made misleading statements related to prior acquisitions, and put forth faulty valuation analysis and inaccurate calculations. Further, we do not believe that Mr. Icahn or his nominees have offered a plan or strategy for the company other than the extraction of an unsustainable dividend.

PROTECT TRANSOCEAN'S FUTURE BY VOTING THE COMPANY'S WHITE PROXY CARD TODAY

We urge you to vote FOR the company's proposed $2.24 per share dividend (Proposal 3B1), which was supported by both Institutional Shareholder Services (ISS) and Glass Lewis, represents one of the industry's highest implied payout ratios and dividend yields, and is believed to be a sustainable starting point for growth in distributions as the company's unique uncertainties diminish. In this regard, in the context of a cyclical and capital-intensive industry, we believe the certainties associated with the remaining litigation faced by the company dictate that Transocean must maintain a prudent level of financial flexibility. In our view, Mr. Icahn's ill-conceived, unrealistic and inappropriate dividend proposal fails to recognize these important considerations.

We also ask you to vote FOR the five highly qualified Transocean Director nominees: Frederico F. Curado, Thomas W. Cason, Steven L. Newman, Robert M. Sprague and J. Michael Talbert (Proposals 6A - 6E). Our nominees have deep, relevant expertise and a history of achievement. Conversely, we believe Mr. Icahn's unqualified nominees emphasize his lack of familiarity with the industry and make apparent his disregard for the company's future.

In order to provide the company with additional flexibility, we also urge you to vote FOR the Board's proposal that its authority to issue shares out of the company's authorized share capital be renewed for an additional two-year period (Proposal 4). The Board's current authority will expire on May 13, 2013. While the Board currently has no plans to issue shares under this authorization, extending this authority provides the company with additional flexibility to pursue value-enhancing opportunities in accordance with its disciplined capital allocation strategy.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 83 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters and 10 High-Specification Jackups. In addition, we have six Ultra-Deepwater Drillships and two High-Specification Jackups under construction.

For more information about Transocean, please visit the websites www.deepwater.com or www.transoceanvalue.com.

Forward Looking Statements

Statements included in this press release, including, but not limited to, those regarding the proposed dividend, the company's capital allocation strategy, value-creating objectives and sustainability of potential future distributions, that are not historical facts, are forward-looking statements that involve certain assumptions and uncertainties. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, shareholder approval, market conditions, Transocean's results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in "Risk Factors" in the company's most recently filed Annual Report on Form 10-K, and elsewhere in Transocean's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those expressed or implied by such forward-looking statements. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

This press release or referenced documents does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.

Board Recommends Shareholders Support Company's Proposals

Transocean

Capital Allocation

- Transocean is focused on a balanced capital allocation strategy to maximize long-term shareholder value through financial flexibility, disciplined, high-return investments in the fleet and the goal of future increases in distributions once litigation uncertainties diminish
  - Transocean does not believe that Icahn or his nominees have offered a plan or strategy for the company other than the extraction of an unsustainable dividend that the company believes would be detrimental to long-term shareholder value
- Transocean has received strong support for its balanced approach from shareholders, the equity research community and proxy advisory firms
  - These parties understand the importance of financial flexibility in a capital intensive and cyclical industry

Corporate Governance

- Transocean strongly disagrees with ISS' rejection of only one of Icahn's nominees despite ISS' rejection of Icahn's flawed capital allocation strategy
  - As with several other situations where ISS has supported dissident slates only to later see those dissident slates defeated by shareholders, we are confident that our shareholders will exercise independent judgment regardless of ISS' position, and we urge them to reject Icahn's nominees
- Transocean's approach to corporate governance is to regularly infuse fresh perspectives into an experienced and knowledgeable Board as evidenced by the fact that six of the 12 independent directors have been added to the Board in the last two years
  - Based upon Icahn's nominees' current and past associations with Icahn we believe they are handpicked to pursue what the Board believes to be a misguided agenda that will compromise long-term shareholder value in the interest of potential short-term gains
  - In the company's view, Icahn's nominees reflect a lack of relevant industry expertise which informs their backing of Icahn's misguided agenda

4

Analysts Agree with Our Capital Allocation Strategy

Transocean

Significant equity research analyst support for Transocean's dividend proposal

- Icahn provides only limited equity research support while utilizing reports published prior to Transocean dividend proposal (e.g. JPMorgan and Guggenheim) or "cherry-picking" select quotes in reports that also argue against his proposal (e.g. RBC)

Representative Research Quotes Arguing Against Icahn Proposal

1) "$4/share dividend plan…would significantly reduce flexibility to pursue new-build opportunities and could jeopardize RIG's investment grade credit ratings, which are important during downturns in the contract drilling sector" – ***Harry Mateer, Barclays (4/17/13)***
2) "[W]e do not agree with Mr. Icahn's proposals due to the potential impact on the longer-term competitive standing of the fleet" – ***Trey Stolz, Iberia (3/18/13)***
3) "The $4-per share dividend…is unreasonably high and could put the company's debt rating at risk with rating agencies" – ***Robert MacKenzie, FBR (3/5/13)***
4) "We think Transocean's dividend proposal of $2.24 per share strikes a more reasonable balance between capital reinvestment in the fleet and return of capital to shareholders. If we compare Transocean's proposed payout with the rest of the industry's payouts, we think Transocean looks very reasonable." – ***Stephen Ellis, Morningstar (4/5/13)***
5) "We view the [Icahn] proposal as being "too much, too fast", as it would likely exhaust all available FCF for RIG going forward and lock RIG into a ~$1.4bn annual call on cash" – ***Justin Sander, RBC Capital Markets (1/28/13)***
6) "While a higher dividend would be nice - we agree with management's decision to focus on both a dividend and a fleet renewal." – ***James Wicklund, Credit Suisse (3/21/13)***
7) "We believe it is in RIG shareholders' long term interests to re-stimulate growth instead of simply paying dividends (we agree with management's proposal of a ~4% yield dividend…)." – ***Brad Handler, Jefferies (3/15/13)***
8) "The announcement of $2.24/share dividend struck the right balance between fiscal prudence and shareholder return." – ***Mike Urban, Deutsche Bank (3/5/13)***
9) "We believe the correct dividend [proposed by the Board] is reasonable and achieves goals of growth, return of capital and financial flexibility." – ***Angie Sedita, UBS (3/4/13)***

Research Quotes on Return of Capital from Icahn Presentation*

1) "We side with Mr. Icahn and believe the stock would benefit if the company were to pay out a large dividend, forgo future newbuilds, and acquire assets to improve its fleet" – ***David Anderson, JPMorgan (2/27/13)****
2) "We see the greatest potential [$90 share price] for yield-based valuation premiums with the introduction of a variable payout strategy, reset at each annual shareholders' meeting to reflect a fuller payout of expected cash flows in the year to follow" – ***Darren Gacicia, Guggenheim Partners (1/28/13)***
3) "We believe a $4 dividend could ultimately rerate the shares toward a yield of ~5.5-6.5%, which would suggest a share price range of ~$62-70" – ***Justin Sander, RBC Capital Markets (1/28/13)***

[dashed blue box] Icahn's selected broker argues against Icahn's proposal in the same report

[dashed red circle] All of Icahn's supporting quotes were from research released before the Board's dividend proposal was announced

Note
* Icahn Proxy Presentation filed on 4/23/13
** Report erroneously dated 2/21/13 in Icahn's Proxy Presentation

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Handpicked Nominees Beholden to Icahn's Misguided Agenda

Transocean

Icahn's nominees have a long history of serving…Icahn

- **We fail to see any strategy or plan other than the extraction of an unsustainable dividend** that the company believes would be detrimental to value creation, and which leading proxy advisory firms sensibly rejected
- In an effort to carry out his wishes, we believe Icahn's nominees will:
  - **Attempt to commit the company to an unsustainable capital allocation strategy** which will significantly reduce its financial flexibility and threaten the company's investment grade credit rating
  - **Oppose all disciplined investment** in high return newbuilds – the lifeblood of a drilling contractor
  - **Demand a commitment to an 85% payout ratio** – a rate more than 2x higher than industry average and a rate we believe would be destructive to the company
  - **Advocate decisions and actions that benefit a *single* shareholder** rather than acting in the best interest of all shareholders
  - **Be unprepared and unable to address critical operational decisions** because they lack an understanding of drilling market drivers, our customers and the unique impact of global financial and energy trends on our business

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Icahn's Distortion of His Nominees' Resumes

Transocean

Icahn states his nominees have "deep energy and international business experience," which we believe is unfounded

- What energy experience?
  - Mr. Alapont and Mr. Merksamer have **no apparent energy experience**
  - Mr. Lipinski leads a U.S.-based refiner, which is **a significantly different business model** than that of a global offshore driller
    - Icahn's reference to his nominees having deep energy experience highlights his lack of understanding for the complexity and depth of the energy industry as a whole and the offshore drilling industry, in particular
- What international business experience?
  - In the 11 years since earning his undergraduate degree, **Mr. Merksamer has worked at two companies and only in the US** – a New York hedge fund and New York-based Icahn Capital
  - As the CEO of a U.S.-based refiner, we believe Icahn's assertion of Mr. Lipinski's international experience is not supported by the facts

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Icahn's Nominees Bring No Value

Transocean

- **Samuel Merksamer**
  - **Overboarded** - Currently on five public boards and one non public board – and has a full time position with Icahn Capital
  - **Inexperienced** - Icahn believes Mr. Merksamer "would be helpful building management teams" – how is that possible when he's never led a management team and has no expertise in the drilling or energy industry?
  - **Untested** – Merksamer is inexperienced and espoused as someone with strong financial acumen; however, his proposed $4.00 per share dividend has been sensibly rejected by many shareholders, equity analysts and leading proxy advisory firms
  - **"Willfull Misconduct" -** In 2012, Mr. Merksamer served on a board that was found by a U.S. Bankruptcy Court examiner to have acted in a manner that "can be viewed as willful misconduct"*
- **Jose Maria Alapont**
  - **No track record of adding shareholder value** - Under Mr. Alapont's leadership, shareholder return performance of Federal-Mogul Corp. – an automotive supplier with a market capitalization of roughly $700 million – has been a negative 75 percent**
  - **Single industry expertise** - Entire career has been spent in the automotive industry – no energy or services experience
  - **Criminal indictment** – According to the Houston Chronicle, and admittedly known by ISS, Mr. Alapont was reportedly indicted and is the target of a pending (though unserved) criminal complaint in Spain in connection with actions taken by Valeo's Spanish subsidiary during his tenure as an executive with Valeo. According to the news report, the complaint relates to Valeo's closing of a plant in Spain
- **John Lipinski**
  - **Untrusted by even Icahn** - During his contentious takeover of CVR, Icahn's own words about Mr. Lipinski speak for themselves:
    - "Unlike Abraham Lincoln, Mr. Lipinski must believe that he can fool all of the people all of the time"
    - "He will do a poor job dealing with the current problems on the horizon…"
    - "After squandering capital on the ill-advised acquisition of Wynewood…it is clear to me that Mr. Lipinski is more interested in empire building than in increasing value for shareholders"

Notes

* The 2012 report of the examiner in the Dynegy Holdings bankruptcy, reviewed the actions of the directors of Dynegy Inc. (which included Mr. Merksamer and another Icahn associate). The examiner concluded that a sale transaction effected by Dynegy Holdings was a "fraudulent transfer" and that a committee of Dynegy Inc. directors "led by Mr. Intieri and Mr. Merksamer" devised a restructuring plan that resulted in a breach of fiduciary duties

** Based on Capital IQ Dividend-Adjusted Total Return for the period April 23, 2008 (relisting date) to April 19, 2013. There may have been factors that contributed to the negative 75% shareholder return other than Mr. Alapont's leadership

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Transocean's Board is Highly Qualified, Diverse and Experienced

Transocean

- Our Board members have been successful:
  - They have **worked closely with current management** to develop and implement the strategic initiatives against which the company is successfully executing
  - They have **exhibited leading corporate governance practices** including a nominating process that has resulted in the addition of six highly qualified board members in two years
  - They have prudently **protected the company's investment grade rating** through Macondo, Frade, Norwegian tax litigation, and during an extremely volatile period in the credit market
  - They have **acted as good stewards of capital including the $21 billion* return to shareholders since 2000**
  - In our view, the **experience and knowledge gap between our nominees and Icahn's slate is dramatic**
    - Mike Talbert provides deep knowledge of the industry, customers and Transocean
    - Bob Sprague has significant technical knowledge and experience as a customer, as well as a substantial international perspective and experience
    - Tom Cason provides extensive professional experience in the finance area of the oilfield services industry

We believe that every Board functions best when ongoing renewal is balanced with appropriate continuity – current Board nominees possess strong institutional knowledge of Transocean and its industry, without these Directors, the company may lose the benefit of "lessons learned" garnered during their time on the Board

27

Notes
* Includes $5 billion distributed to GlobalSantaFe shareholders